Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne, Sr. Vice President-Finance
Dover, Delaware, July 29, 2004	(302) 857-3292

DOVER DOWNS GAMING & ENTERTAINMENT, INC. REPORTS RESULTS
FOR THE SECOND QUARTER ENDED JUNE 30, 2004

Dover Downs Gaming & Entertainment, Inc. (NYSE-Symbol: DDE) today reported results for the three months ended June 30, 2004.

The Company’s gross revenues increased 5.4% to $55,419,000 for the second quarter of 2004 compared with $52,578,000 for the second quarter of 2003.  Gaming revenues, which include video lottery win and harness racing commissions increased $2,667,000 or 6.0% for the second quarter of 2004 compared with the second quarter of 2003.  Record occupancy levels of more than 95% for the quarter were achieved in the Dover Downs Hotel and Conference Center, as the Company continued to market the hotel principally to casino customers.

Net earnings were $4,458,000 or $.17 per diluted share for the second quarter of 2004 compared with $4,385,000 or $.17 per diluted share for the second quarter of 2003.  For the six months ended June 30, 2004, net earnings improved 6.0% to $8,892,000 from $8,392,000 for the same period last year.

The Company noted that the quarter began with strong slot win growth in both April and May.  However, June’s slot win was below the Company’s expectations and approximately the same as in June of 2003.  The Company believes various factors such as higher gasoline prices, a general softness in the regional industry and a slightly lower hold percentage than normal contributed to June’s results, but noted that July’s slot win results to-date have been strong.  Also impacting the quarterly and year-to-date results was the state gaming tax surcharge that began in late June of 2003.  That gaming expense was $272,000 and $533,000, respectively for the three-month and six-month periods ended June 30, 2004 compared with $86,000 for both the three-month and six-month periods ended June 30, 2003.

The Company’s financial position remained strong, with outstanding debt of $32,350,000 at June 30, 2004.  As the Company has completed its 500-slot machine expansion and substantially completed its new slot data system installation, it anticipates debt reductions to accelerate during the second half of 2004.

The Company announced yesterday that its Board of Directors declared a quarterly dividend of $.06 per share.  The dividend is payable on September 10, 2004 to shareholders of record at the close of business on August 10, 2004.

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions.  Such statements are subject to various risks and uncertainties that could cause results to vary materially.  Please refer to the Company’s SEC filings for a discussion of such factors.

Dover Downs Gaming & Entertainment, Inc. is a diversified gaming and entertainment company whose operations consist of Dover Downs Slots – a 91,000-square foot video lottery (slots) casino complex; the Dover Downs Hotel and Conference Center – featuring luxury accommodations with conference, banquet, fine dining, ballroom and concert hall facilities; and Dover Downs Raceway – a harness racing track with pari-mutuel wagering on live and simulcast horse races.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED STATEMENT OF EARNINGS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003

Revenues:
Gaming (1)	$46,959	$44,292	$94,268	$85,849
Other operating	8,460	8,286	16,748	15,084
Gross revenues	55,419	52,578	111,016	100,933
Less - promotional allowances	4,892	4,536	9,929	8,692
	50,527	48,042	101,087	92,241

Expenses:
Gaming	36,913	35,011	74,565	67,532
Other operating	3,131	2,750	5,572	5,004
General and administrative	1,098	1,115	2,245	2,069
Depreciation	1,699	1,523	3,390	3,025
	42,841	40,399	85,772	77,630

Operating earnings	7,686	7,643	15,315	14,611

Interest expense	176	253	329	467

Earnings before income taxes	7,510	7,390	14,986	14,144

Income taxes	3,052	3,005	6,094	5,752

Net earnings	$4,458	$4,385	$8,892	$8,392

Net earnings per common share:
• Basic	$0.17	$0.17	$0.34	$0.32
• Diluted	$0.17	$0.17	$0.33	$0.32

Average shares outstanding:
• Basic	26,478	26,510	26,478	26,544
• Diluted	26,589	26,535	26,567	26,570

(1)          Gaming revenues from the Company’s video lottery (slot) machine operations include the total win from such operations.  The Delaware State Lottery Office collects the win and remits a portion thereof to the Company as its commission for acting as a Licensed Agent.  The difference between total win and the amount remitted to the Company is reflected in gaming expenses.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED BALANCE SHEET

In Thousands

(Unaudited)

	June 30, 2004	December 31, 2003
ASSETS

Current assets:
Cash and cash equivalents	$16,969	$14,138
Accounts receivable	2,572	1,914
Due from State of Delaware	4,304	8,670
Inventories	1,723	1,801
Prepaid expenses and other	2,529	2,414
Receivable from Dover Motorsports, Inc.	22	—
Prepaid income taxes	487	—
Deferred income taxes	895	878
Total current assets	29,501	29,815

Property and equipment, net	125,493	122,344
Total assets	$154,994	$152,159

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$5,590	$6,516
Purses due horsemen	4,059	7,957
Accrued liabilities	4,908	6,015
Payable to Dover Motorsports, Inc.	—	96
Income taxes payable	—	53
Deferred revenue	355	261
Total current liabilities	14,912	20,898

Notes payable to banks	32,350	31,225
Other long-term liabilities	299	—
Deferred income taxes	6,467	5,061

Stockholders’ equity:
Common stock	1,045	1,033
Class A common stock	1,608	1,615
Additional paid-in capital	68,050	67,454
Retained earnings	30,848	24,873
Deferred compensation	(585)	—
Total stockholders’ equity	100,966	94,975
Total liabilities and stockholders’ equity	$154,994	$152,159

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

In Thousands

(Unaudited)

	Six Months Ended June 30,
	2004	2003

Operating activities:
Net earnings	$8,892	$8,392
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	3,390	3,025
Amortization of credit facility origination fees	31	—
Amortization of deferred compensation	16	—
Deferred income taxes	1,059	522
Changes in assets and liabilities:
Accounts receivable	(658)	2,610
Due from State of Delaware	4,366	4,766
Inventories	78	(199)
Prepaid expenses and other	(146)	(1,380)
Receivable from/payable to Dover Motorsports, Inc.	(118)	155
Prepaid income taxes/income taxes payable	(210)	763
Accounts payable	(2,717)	(1,800)
Purses due horsemen	(3,898)	(4,815)
Accrued liabilities	(1,107)	(2,542)
Deferred revenue	94	10
Net cash provided by operating activities	9,072	9,507

Investing activities:
Capital expenditures	(4,449)	(1,988)
Net cash used in investing activities	(4,449)	(1,988)

Financing activities:
Borrowings from revolving debt	96,930	77,360
Repayments of revolving debt	(95,805)	(80,625)
Dividends paid	(2,917)	(2,657)
Repurchase of common stock	—	(1,523)
Net cash used in financing activities	(1,792)	(7,445)

Net increase in cash and cash equivalents	2,831	74
Cash and cash equivalents, beginning of period	14,138	12,836
Cash and cash equivalents, end of period	$16,969	$12,910